LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Consolidated Financial Statements December 31, 2022 and 2021 (With Report of Independent Auditors)

LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Table of Contents Page 1 3 4 5 6 7 Report of Independent Auditors Consolidated Balance Sheets — December 31, 2022 and 2021 Consolidated Statements of Operations— Year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021 Consolidated Statements of Equity — Year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021 Consolidated Statements of Cash Flows — Year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021 Notes to Consolidated Financial Statements

Ernst & Young LLP One Commerce Square 2005 Market Street, Suite 700 Philadelphia, PA 19103 Tel: +1 215 448 5000 Fax: +1 215 448 4069 ey.com Report of Independent Auditors The Members Lighthouse Renewable Holdco LLC 2 Opinion We have audited the consolidated financial statements of Lighthouse Renewable Holdco 2 LLC and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, equity and cash flows for the year ended December 31, 2022 and for the period from December 17, 2021 through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from December 17, 2021 through December 31, 2021 in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued. Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. March 24, 2023

LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Consolidated Balance Sheets December 31, 2022 and 2021 (In thousands) Assets 2022 2021 Current assets: Cash $ 4,981 $ 651 Restricted cash 8,138 46,109 Accounts receivable – trade 1,077 637 Inventory 97 — Prepayments 372 306 Total current assets 14,665 47,703 Property, plant, and equipment, net 358,059 376,986 Other assets: Right-of-use assets, net 33,597 45,351 Other non-current assets 1,980 2,133 Total other assets 35,577 47,484 Total assets $ 408,301 $ 472,173 Liabilities and Equity Current liabilities: Accounts payable – trade $ 5,140 $ 28,242 Accounts payable – affiliate 460 12,086 Accrued property and other taxes 4,106 4 Derivative instruments 9,236 7,692 Lease liabilities 168 536 Accrued and other current liabilities 975 40 Total current liabilities 20,085 48,600 Other liabilities: Derivative instruments 67,421 34,540 Deferred income taxes 1,034 871 Asset retirement obligations 1,022 942 Long-term lease liabilities 34,016 44,967 Tracking account 12,000 313 Total non-current liabilities 115,493 81,633 Total liabilities 135,578 130,233 Commitments and contingencies Equity: Members’ equity 42,675 102,893 Noncontrolling interest 230,048 239,047 Total equity 272,723 341,940 Total liabilities and equity $ 408,301 $ 472,173 See accompanying notes to consolidated financial statements. 3

LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Consolidated Statements of Operations (In thousands) Year ended December 31, December 17, through December 31, 2022 2021 Operating revenues: Total operating revenues $ (33,896) $ 1,220 Operating costs and expenses: Cost of operations 14,984 113 Depreciation and accretion 19,522 4 Total operating costs and expenses 34,506 117 Operating (loss) income (68,402) 1,103 Interest expense (255) — (Loss) income before income taxes (68,657) 1,103 Income tax expense 163 871 Net (loss) income (68,820) 232 Less: net loss attributable to noncontrolling interest (12,940) (114) Net (loss) income attributable to Lighthouse Renewable Holdco 2 LLC and subsidiaries $ (55,880) $ 346 See accompanying notes to consolidated financial statements. 4

LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES

Consolidated Statements of Equity

(In thousands)

	Lighthouse Renewable Class A LLC Contributed capital	HA Lighthouse LLC Contributed capital	Retained earnings (Accumulated Deficit)	Noncontrolling interest	Total equity
Balance at December 17, 2021	$ —	$ —	$ —	$ —	$ —
Net income (loss)	—	—	346	(114)	232
Acquisition of Mesquite Sky	(120,072)	—	—	620	(119,452)
Cash contributions	113,925	108,694	—	—	222,619
Cash contributions from noncontrolling interest	—	—	—	244,087	244,087
Non-cash distributions	—	—	—	(4,832)	(4,832)
Payment of transaction costs	—	—	—	(714)	(714)
Balance at December 31, 2021	$ (6,147)	$ 108,694	$ 346	$ 239,047	$ 341,940
Net loss	—	—	(55,880)	(12,940)	(68,820)
Acquisition of Apex Clean Energy Holdings' interests	(16,030)	—	—	3,941	(12,089)
Distribution to member of additional consideration paid to Clearway Renew	(10,902)	—	—	—	(10,902)
Cash contributions	8,288	14,703	—	—	22,991
Cash distributions	(397)	—	—	—	(397)
Balance at December 31, 2022	$ (25,188)	$ 123,397	$ (55,534)	$ 230,048	$ 272,723

See accompanying notes to consolidated financial statements.

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LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands) Year ended December 31, December 17, through December 31, 2022 2021 Cash flows from operating activities: Net (loss) income $ (68,820) $ 232 Adjustments to reconcile net (loss) income to net cash provided by operating activities: Depreciation and accretion 19,522 4 Reduction in carrying amount of right-of-use assets 599 — Contract amortization 154 6 Changes in derivative instruments 34,425 (1,199) Changes in deferred income taxes 163 871 Cash provided (used) by changes in other working capital: Accounts receivable – trade (440) (412) Inventory (97) — Prepayments and other non-current assets (66) 376 Accounts payable – trade 2,037 (563) Accounts payable – affiliate (399) 584 Accrued property and other taxes 4,102 — Accrued and other current liabilities 935 (216) Tracking account 11,687 313 Operating lease liabilities (164) — Net cash provided (used) by operating activities 3,638 (4) Cash flows from investing activities: Acquisition of Mesquite Sky — (61,012) Capital expenditures (25,655) (3,066) Net cash used by investing activities (25,655) (64,078) Cash flows from financing activities: Acquisition of noncontrolling interest (12,089) — Distribution to member of additional consideration paid to Clearway Renew (22,129) — Payment of debt — (355,150) Contributions from members 22,991 222,619 Contributions from noncontrolling interests — 244,087 Distributions to members (397) — Payment of transaction costs — (714) Net cash (used) provided by financing activities (11,624) 110,842 Net (decrease) increase in cash and restricted cash (33,641) 46,760 Cash and restricted cash at beginning of year 46,760 — Cash and restricted cash at end of year $ 13,119 $ 46,760 Supplemental disclosure: Non-cash investing activity: Decrease to right-of-use assets due to lease remeasurements $ (11,155) $ — See accompanying notes to consolidated financial statements. 6

(1) Nature of Business Lighthouse Renewable Holdco 2 LLC, or Lighthouse 2, or the Company, a Delaware limited liability company, was formed on November 5, 2021 and is a partnership between Lighthouse Renewable Class A LLC, a subsidiary of Clearway Energy Operating LLC, HA Lighthouse LLC, or HASI, a third-party investor, and Clearway Renew LLC, or Clearway Renew, a direct wholly-owned subsidiary of Clearway Energy Group LLC, or Clearway Energy Group. Clearway Renew’s membership interests in Lighthouse 2 are not participating interests and provide for the potential future allocation of cash in the event of excess returns on investment to HASI. On December 17, 2021, through its consolidated subsidiaries (shown in the diagram below), Lighthouse 2 acquired BMP Wind LLC, or BMP Wind, a 340-megawatt (MW) wind powered electricity-generating system comprised of Siemens Gamesa SG 5.0-145 MW turbines, or the Facility, located in Callahan County, Texas. The Facility achieved 100% commercial operations, or COD, on December 1, 2021. See note 3, Acquisition for further information about the acquisition. BMP Wind, also referred to as the Mesquite Sky Project, is directly owned by the Company’s indirect subsidiary, Mesquite Sky TE Holdco LLC, or Mesquite Sky TE Holdco, a tax equity arrangement between Mesquite Sky Class B Holdco LLC, or Mesquite Sky Class B, and a third party investor, BHE B Tax Equity Holdings LLC, or BHE B Tax Equity Holdings. Concurrent with the acquisition on December 17, 2021, in accordance with the Equity Capital Contribution Agreement, or ECCA, between the members, BHE B Tax Equity Holdings, made its contribution of $240.5 million and acquired the Class A membership interests in Mesquite Sky TE Holdco, whereas Mesquite Sky Class B retained the Class B membership interests. Tax equity proceeds were used for the repayment of debt assumed in the acquisition and transaction expenses. BHE B Tax Equity Holdings and HASI also transferred a combined $5.2 million into escrow as payment for one turbine not yet placed in service, which was subsequently paid to Clearway Renew in January 2022. On March 18, 2022, the Company acquired 100% of the Class A interests of Mesquite Sky Holding LLC, or Mesquite Sky Holding, owned by Apex Clean Energy Holdings, LLC for $12.1 million. As depicted in the diagram below, Mesquite Sky Holding is a direct subsidiary of Lighthouse 2 and was a partnership between Lighthouse 2 and Apex Clean Energy Holdings, LLC. Effective with the acquisition, the Company owns 100% of Mesquite Sky Holding. The Company also paid $10.9 million to Clearway Renew as an additional purchase price for the acquisition of Mesquite Sky Holding. These payments were funded through contributions from the Company’s members comprised of $8.3 million from Lighthouse Renewable Class A LLC and $14.7 million from HASI. Clearway Energy Operating LLC is a wholly-owned subsidiary of Clearway Energy LLC, which is owned by Clearway Energy, Inc. and Clearway Energy Group. Clearway Energy Group is equally owned by Global Infrastructure Partners III and TotalEnergies SE. As of December 31, 2022, Clearway Energy, Inc., through its ownership of Class A and Class C common stock, had a 57.88% economic interest in Clearway Energy LLC, while Clearway Energy Group, through its ownership of Class B and Class D common stock, had a 54.91% voting interest in Clearway Energy, Inc. and a 42.12% economic interest in Clearway Energy LLC. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 7

The diagram below represents a summarized structure of the Company as of December 31, 2022: LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 8

A summary of the major agreements related to the Company is set forth below: (a) Limited Liability Company Agreement The Company is governed by a limited liability agreement, or LLCA, executed on December 17, 2021. The LLCA provides for allocations of income, taxable items and available cash, which are 50.01% to Lighthouse Renewable Class A and 49.99% to HASI, except that allocations of available cash are first utilized to pay back member loans, if any. In addition, subsequent to December 17, 2036, up to 80% of Lighthouse Renewable Class A’s cash may be allocated to HASI which provides a reallocation of cash in order to ensure that HASI achieves its target return on investment. If HASI achieves a return above a specified threshold, certain amounts may be allocated to Clearway Renew, through its ownership of the Class C membership interests. In the event that additional working capital is required by the Mesquite Sky Project to cause the assets to be properly operated and maintained and pay for the costs, expenses, obligations and liabilities of the project, and such amounts are not available from its reserves, then Lighthouse Renewable Class A and HASI have the right, but not the obligation, to participate in member loans to advance needed funds. In accordance with the provision of the LLCA, the Class A Member is the Manager, as defined, and conducts the activities of the Company on behalf of the members. The Manager has engaged Clearway Asset Services LLC to perform certain of its duties as Manager. All management services provided are at the direction of the Manager and the Manager retains its obligations with respect to its duties and responsibilities. See note 8, Related Party Transactions, for further detail. In addition, the LLCA establishes both a review committee, which is responsible for material decisions that protect the interests of both the Class A Member and Class B Member, and is comprised of two members appointed by each of the Class A Member and Class B Member, and an operations committee, which is responsible for advising the Company and the review committee with respect to the Company’s operations. (b) ISDA Master Agreement BMP Wind and a third party are parties to an amended ISDA 2002 Master Agreement, dated as of December 30, 2020, and a Side Agreement, dated October 1, 2021, as amended, collectively the Hedge Agreement. Under the Hedge Agreement, BMP Wind is party to a 12-year agreement to sell power to a counterparty at a fixed price, which will be utilized to manage the risk of fluctuations in market prices on sales of electricity. The commodity contract is accounted for as a derivative instrument as described in note 2(j), Derivative Financial Instruments. The Hedge Agreement contains provisions providing the counterparty a lien on specific assets as collateral. Also see note 4, Accounting for Derivative Instruments and Hedging Activities, for further information. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 9

On January 14, 2022 and July 27, 2022, BMP Wind executed amendments to the commodity contract under the Hedge Agreement. The amendments permitted the partial net settlement of contracted volumes to be delivered for various settlement intervals from January 16, 2022 through January 31, 2022 and August 1, 2022 through August 31, 2022. The Company paid settlement fees to the counterparty for these amendments, which totaled $3.1 million for the year ended December 31, 2022, and was recorded as a reduction to operating revenues in the consolidated statements of operations. BMP Wind was permitted to utilize the tracking account liability to finance the cost of this settlement and accordingly, recorded the amounts in 2022 as an increase to the tracking account liability and a reduction to operating revenues. See Tracking Account below for further detail on the tracking account. Tracking Account The commodity contract contains provisions that allow for the Mesquite Sky Project to receive additional money from the counterparty when the price of electricity at the interconnection point of the Facility is less than the price of electricity at the hub where BMP Wind is obligated to sell electricity (adjusted for actual generation delivered versus the quantity purchased at the hub). This mismatch is accumulated in a tracking account, which represents a liability that is due to the counterparty at the conclusion of the contract. Mismatch amounts received by BMP Wind increase the tracking account liability owed by BMP Wind up to the maximum liability of $12.0 million. When the calculated mismatch amount results in BMP Wind making a payment to the hedge counterparty, the amount may reduce the tracking account liability but only until the tracking account balance is paid in full. The balance in the tracking account accrues interest daily at a per annum rate equal to the Federal Funds effective published rate for that day plus an applicable margin of 3.0%. The interest incurred is recorded within interest expense in the consolidated statements of operations. Upon termination of the commodity contract on September 30, 2033, the tracking account balance will be settled between BMP Wind and the counterparty. If the tracking account balance is less than zero, then BMP Wind shall pay the counterparty the absolute value of the tracking account balance. As of December 31, 2022 and 2021, the Company recorded a liability for the tracking account balance of $12.0 million and $313 thousand, respectively. As of December 31, 2022, a subsidiary of Lighthouse Renewable Class A LLC, issued a letter of credit in favor of the hedge counterparty for $11.5 million, which was increased to $12.0 million on January 13, 2023. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 10

LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(c) Virtual Power Purchase Agreements

BMP Wind is party to the following renewable energy purchase agreements, referred to as virtual power purchase agreements, or VPPAs, which provide for BMP Wind to receive or pay consideration for the delivery of electricity to the interconnection point and to sell the associated renewable energy credits, or RECs, based on the difference between the fixed price per MWh specified in each of the VPPAs and the relevant floating market price for each settlement interval, with upside sharing in the event that the floating market price exceeds the fixed price. Under the terms of the VPPAs, BMP Wind has guaranteed certain availability that if not achieved could result in the payment of shortfall amounts. See note 2(i) *Revenue Recognition,* for information on payment of availability damages.

VPPA offtaker	Effective date	Contract capacity (MW)	COD	VPPA term [(a)]
Deere & Company [(b)]	12/20/2019	48	12/01/2021	12 years
Whirlpool Corporation [(c)]	7/09/2020	57	12/01/2021	15 years
Deere & Company [(b)]	10/26/2020	63	12/01/2021	15 years
		168		

[(a)] VPPA term effective through 12th or 15th anniversary of COD.

[(b)] BMP Wind issued surety bonds in favor of Deere & Company for $11.1 million as of December 31, 2022.

[(c)] A subsidiary of Lighthouse Renewable Class A LLC, on behalf of BMP Wind, issued a letter of credit in favor of Whirlpool Corporation for $5.7 million as of December 31, 2022, which expires on December 17, 2023.

(d) Turbine Supply and Construction Agreements

BMP Wind commenced commercial operations on December 1, 2021 and has the amounts noted below outstanding related to turbine supply and construction agreements. All construction related costs have been capitalized and are reflected in property, plant, and equipment, net on the Company's consolidated balance sheets.

BMP Wind contracted with Blattner Energy, Inc., for the engineering, construction, and commissioning of its Facility for $112.4 million, that was subject to price adjustments as defined in the agreement. Amounts due to Blattner Energy, Inc. under this agreement of $12.1 million recorded as accounts payable – trade as of December 31, 2021 were paid during 2022, in addition to $1.9 million for work completed and paid during 2022. BMP Wind's obligations have been fulfilled under this agreement.

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BMP Wind contracted with Siemens Gamesa Renewable Energy Wind, LLC, or Siemens, to supply, deliver, and commission, the wind turbine generators and towers for $220.8 million, that was subject to price adjustments as defined in the agreement. The agreement contains a warranty period which generally covers an approximately two-year period commencing upon the completion of the commissioning of each wind turbine, with provisions for one-year renewal terms. Amounts due to Siemens under this agreement of $15.7 million were recorded as accounts payable – trade as of December 31, 2021, of which $11.5 million was paid during 2022, $1.2 million of change order credits were received from Siemens during 2022, and the remaining $3.0 million due to Siemens is recorded as accounts payable – trade as of December 31, 2022. (e) Siemens Gamesa Renewable Energy, Inc. Service and Warranty Agreement BMP Wind contracted with Siemens to provide certain warranty, maintenance, and repair services for the wind turbines. The agreement covers a ten-year period commencing upon the completion of the commissioning of the first wind turbine and may be terminated earlier pursuant to the terms of the agreement. Payment provisions provide for an annual service fee per turbine plus escalation paid in quarterly installments. On July 11, 2022, BMP Wind’s service and warranty agreement with Siemens was amended and restated in its entirety to include additional scheduled and unscheduled services and to provide the tools, parts, equipment, and labor necessary to carry out the scheduled and unscheduled services. In addition, the amended and restated agreement provided for an increase in the annual service fee per turbine plus escalation for a selected period, an increase in the availability threshold, and set the term of the agreement to expire on July 11, 2032, unless terminated early as provided for in the agreement. Total costs incurred under this agreement were $2.1 million and $30 thousand for the year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021, respectively. These costs are included in cost of operations in the consolidated statements of operations. Pursuant to the terms of the agreement with Siemens, the wind turbines are required to meet certain minimum availability thresholds. Failure to achieve minimum availability, as defined in the agreement, could result in payments due from Siemens to the Company. (f) Tax Abatement Agreement BMP Wind is party to an amended Tax Abatement Agreement with Callahan County, Texas, or the County, in which BMP Wind is exempted from 100% of the property taxes on 165 MWs of certified appraised eligible property for ten years beginning on January 1, 2022 through December 31, 2031. The remaining MWs are not subject to the abatement and, therefore, subject to the normal property tax rates. As consideration for the abatement, BMP Wind is obligated to make ten annual payments in lieu of taxes to the County of two thousand dollars per MW, with the first payment due on October 1, 2022 and the remaining nine payments due annually thereafter on October 1. In addition, BMP Wind agreed to make improvements to the eligible property as defined in the agreement, which were completed as of COD. The Company paid $330 thousand related to the 2022 abatement period for the the year ended December 31, 2022, which was included in cost of operations in the consolidated statements of operations. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 12

(2) Summary of Significant Accounting Policies (a) Basis of Presentation and Principles of Consolidation The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The Accounting Standards Codification, or ASC, established by the Financial Accounting Standards Board, or FASB, is the source of authoritative U.S. GAAP to be applied by nongovernmental entities. The consolidated financial statements include the Company’s accounts and operations and those of its subsidiaries in which the Company has a controlling financial interest. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist through arrangements that do not involve controlling voting interests. As such, the Company applies the guidance of ASC 810, Consolidations, to determine when an entity that is not controlled through its voting interests should be consolidated. (b) Restricted Cash The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows as of December 31, 2022 and 2021 (in thousands): As of December 31, 2022 BMP Wind Mesquite Sky TE Holdco Lighthouse 2 Total Cash $ 2,865 $ 2,042 $ 74 $ 4,981 Restricted cash — 8,138 — 8,138 Cash and restricted cash shown in the consolidated statements of cash flows $ 2,865 $ 10,180 $ 74 $ 13,119 Restricted cash for 2022 primarily consists of funds held in reserves for performance obligations related to the completion of construction. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 13

As of December 31, 2021 BMP Wind Mesquite Sky TE Holdco Lighthouse 2 Total Cash $ 476 $ 175 $ — $ 651 Restricted cash — 44,511 1,598 46,109 Cash and restricted cash shown in the consolidated statements of cash flows $ 476 $ 44,686 $ 1,598 $ 46,760 Restricted cash in 2021 primarily consisted of funds held in reserve for performance obligations related to the completion of construction, and includes $3.6 million contributed by BHE B Tax Equity Holdings at Mesquite Sky TE Holdco and $1.6 million contributed by HASI at Lighthouse 2, designated for payment to Clearway Renew for the remaining turbine that became operational in January 2022. (c) Accounts Receivable – Trade Trade accounts receivable are recorded at the invoiced amount and do not bear interest. There was no allowance for credit losses as of December 31, 2022 and 2021. (d) Inventory Inventory consists of spare parts and is valued at weighted average cost, unless evidence indicates that the weighted average cost will not be recovered with a normal profit in the ordinary course of business. Spare parts inventory is removed when used for repairs, maintenance, or capital projects. (e) Property, Plant, and Equipment Property, plant, and equipment are stated at cost; however, impairment adjustments are recorded whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Significant additions or improvements extending asset lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Certain assets and their related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in cost of operations in the consolidated statements of operations. See note 5, Property, Plant, and Equipment, for additional information. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 14

(f) Asset Impairments Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. Such reviews are performed in accordance with ASC 360, Property, Plant, and Equipment. An impairment loss is indicated if the total future estimated undiscounted cash flows expected from an asset are less than its carrying amount. An impairment charge is measured as the excess of an asset’s carrying amount over its fair value with the difference recorded in operating costs and expenses in the consolidated statements of operations. Fair values are determined by a variety of valuation methods, including third-party appraisals, sales prices of similar assets, and present value techniques. There were no indicators of impairment loss as of December 31, 2022 and 2021. (g) Leases The Company accounts for its leases under ASC 842, Leases, or ASC 842. ASC 842 requires the establishment of a lease liability and related right-of-use asset for all leases with a term longer than 12 months. The Company evaluates each arrangement at inception to determine if it contains a lease. The Company records its operating lease liabilities at the present value of the lease payments over the lease term at lease commencement date. Lease payments include fixed payment amounts, as well as variable rate payments based on an index initially measured at lease commencement date. Variable payments, including payments based on future performance and based on index changes, are recorded when the expense is probable. The Company determines the relevant lease term by evaluating whether renewal and termination options are reasonably certain to be exercised. The Company uses its incremental borrowing rate to calculate the present value of the lease payments, based on information available at the lease commencement date. All of the Company’s leases are operating leases. See note 9, Leases for information on the Company’s leases. (h) Income Taxes The Company is classified as a partnership for federal and state income tax purposes. Therefore, federal and most state income taxes are assessed at the partner level. The state of Texas, however, imposes a franchise tax to which the Company’s subsidiary, Mesquite Sky TE Holdco, is subject. For the year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021, Mesquite Sky TE Holdco had no current franchise tax expense and has calculated deferred tax expense of $163 thousand and $871 thousand, respectively. The Company has determined that, based on a more-likely-than not evaluation of the tax positions taken, there are no material uncertain tax positions to be recognized as of December 31, 2022 and 2021 by the Company. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 15

(i) Revenue Recognition Virtual Power Purchase Agreements The Company accounts for energy revenue recognized under the VPPAs (see note 1(c), Virtual Power Purchase Agreements) in accordance with ASC 606, Revenue from Contracts with Customers, or ASC 606. Revenue from the sale of bundled RECs under the VPPAs is recognized when the related energy is generated and simultaneously delivered to the market, even in cases where there is a certification lag, as it has been deemed to be perfunctory as this is the point in time in which the performance obligation is satisfied and control of the REC is transferred to the customer. In such cases, it is often unnecessary to allocate transaction price to multiple performance obligations. For the year ended December 31, 2022, BMP Wind incurred $1.5 million in availability damages to the offtakers under the VPPAs, which was recorded as a reduction to operating revenues in the consolidated statements of operations. Merchant Revenue BMP Wind sells uncontracted electricity into the Electric Reliability Council of Texas, or ERCOT, real-time market. This merchant electric revenue is recognized when the electricity is produced by the Facility and simultaneously delivered to ERCOT. Renewable Energy Certificates/Credits, or RECs Effective March 16, 2022, BMP Wind entered into an agreement with a third party for the sale of RECs generated from 2022 through 2026. RECs are sold at a fixed price up to a stated contract quantity as defined in the agreement. Revenue from the sale of the RECs is recognized when the related energy is generated and simultaneously delivered to the market, even in cases where there is a certification lag, as it has been deemed to be perfunctory as this is the point in time in which the performance obligation is satisfied and control of the REC is transferred to the customer. Termination of the agreement may be allowed under specific circumstances, such as under an event of default. Contract Amortization Other non-current assets represents the costs to acquire the VPPAs. The costs are amortized as a reduction to operating revenues on a straight-line basis over the terms of the VPPAs, through 2036. Derivative Revenue The Company accounts for the commodity contract as a derivative instrument in accordance with ASC 815, Derivatives and Hedging, or ASC 815, as described in note 2(j) below. As a result, the Company must mark the contract to fair value each reporting period. The change in fair value of the commodity contract is recorded to operating revenues. Also see note 4, Accounting for Derivative Instruments and Hedging Activities for further information on the commodity contract. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 16

Disaggregated Revenues The following table summarizes the revenue recognized by BMP Wind for the year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021 (in thousands): 2022 2021 Energy revenues (a) (b) $ (658) $ 27 REC revenues 1,364 — Other revenues (23) — Contract amortization (154) (6) Mark-to-market for derivative instrument (c) (34,425) 1,199 Total operating revenues $ (33,896) $ 1,220 (a) As of December 31, 2022, $463 thousand is included in accounts payable - trade related to amounts due to the counterparties of the VPPAs and the qualified scheduling entity. (b) 2022 includes settlement fees of $3.1 million, as described in note 1, Nature of Business. (c) Represents the (losses) gains from the change in fair value of the derivative instrument in accordance with ASC 815. Contract Balances The following table reflects the contract assets in the Company’s consolidated balance sheets as of December 31, 2022 and 2021 (in thousands): 2022 2021 Accounts receivable - contracts with customers $ 274 $ (173) Accounts receivable - derivative instruments (a) 803 810 Total accounts receivable - trade $ 1,077 $ 637 (a) Included in 2021 is $313 thousand for anticipated receipts pursuant to the tracking account. See note 1, Nature of Business, for further detail on the tracking account. (j) Derivative Financial Instruments The Company accounts for derivative financial instruments in accordance with ASC 815, which requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and to measure them at fair value each reporting period unless they qualify for a normal purchase normal sale exception. The Company is party to a long-term commodity contract which is not designated as a cash flow or fair value hedge. Settlements and changes in the fair value of the commodity contract are recognized in operating revenues. See note 4, Accounting for Derivative Instruments and Hedging Activities, for more information. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 17

(k) Risks and Uncertainties Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable – trade and derivative instruments. Accounts receivable are concentrated with commercial customers. The concentration of sales to a small group of customers may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry, or other conditions. However, the Company believes that the credit risk posed by such concentrations is offset by the creditworthiness of its customer base. The Company is also exposed to credit losses in the event of noncompliance by counterparties to its derivative financial instruments. Risks associated with the Company’s operations include the performance of the Facility below expected levels of efficiency and output, shutdowns due to the breakdown or failure of equipment, which could be further impacted by the inability to obtain replacement parts, or catastrophic events such as extreme weather, fires, earthquakes, floods, explosions, pandemics, or other similar occurrences affecting a power generation facility or its energy purchasers. (l) Fair Value of Financial Instruments The Company accounts for the fair value of financial instruments in accordance with ASC 820, Fair Value Measurement, or ASC 820. The Company does not hold or issue financial instruments for trading purposes. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows: • Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date. • Level 2 – Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. • Level 3 – Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date. In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement in its entirety. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 18

For cash, restricted cash, accounts receivable – trade, accounts payable – trade, accounts payable – affiliate, and accrued and other current liabilities, the carrying amounts approximate fair value because of the short-term maturity of those instruments and is classified as Level 1 within the fair value hierarchy. Derivative instruments are recorded at fair value on the Company’s consolidated balance sheets on a recurring basis and are classified as Level 3 within the fair value hierarchy. Management uses quoted observable forward prices, and to the extent that quoted observable forward prices are not available, the quoted prices reflect the average of the forward prices from the prior year, adjusted for inflation. The Company’s commodity contracts are executed in illiquid markets. The significant unobservable inputs used in developing fair value include illiquid power tenors and location pricing, which is derived by extrapolating pricing as a basis to liquid locations. The tenor pricing and basis spread are based on observable market data when available or derived from historic prices and forward market prices from similar observable markets when not available. The fair value of each contract is discounted using a risk-free interest rate. In addition, the Company applies a credit reserve to reflect credit risk, which for commodities, to the extent that the Company’s net exposure under a specific master agreement is an asset, the Company uses the counterparty’s default swap rate. If the net exposure under a specific master agreement is a liability, the Company uses a proxy of its own default swap rate. The credit reserve is added to the discounted fair value to reflect the exit price that a market participant would be willing to receive to assume the Company’s liabilities or that a market participant would be willing to pay for the Company’s assets. As of December 31, 2022, the non- performance reserve was an $11.7 million gain recorded to total operating revenues in the consolidated statements of operations. For further discussion, see note 4, Accounting for Derivative Instruments and Hedging Activities. (m) Commitments and Contingencies In the normal course of business, the Company is subject to various claims and litigation. Management of the Company expects that these various litigation items will not have a material adverse effect on the results of operations, cash flows, or financial position of the Company. (n) Asset Retirement Obligations The Company accounts for its asset retirement obligations, or AROs, in accordance with ASC 410-20, Asset Retirement Obligations, or ASC 410-20. Retirement obligations associated with long-lived assets included within the scope of ASC 410-20 are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. ASC 410-20 requires an entity to recognize the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made. Upon initial recognition of a liability for an ARO, other than when an ARO is assumed in an acquisition of the related long-lived asset, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset. See note 6, Asset Retirement Obligations, for further information. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 19

(o) Tax Equity Arrangements Certain portions of the Company’s noncontrolling interests in subsidiaries represent third-party interests in the net assets under certain tax equity arrangements, which are consolidated by the Company. The Company has determined that the provisions in the contractual agreements of these structures represent substantive profit sharing arrangements. Further, the Company has determined that the appropriate methodology for calculating the noncontrolling interest that reflects the substantive profit sharing arrangements is a balance sheet approach utilizing the hypothetical liquidation at book value, or HLBV, method. Under the HLBV method, the amounts reported as noncontrolling interests represent the amounts the tax equity investor would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements, assuming the net assets of the funding structures were liquidated at their recorded amounts determined in accordance with U.S. GAAP. The tax equity investor’s interest in the results of operations of the funding structures are determined as the difference in noncontrolling interests at the start and end of each reporting period, after taking into account any capital transactions between the structures and the funds’ investors. The calculations utilized to apply the HLBV method include estimated calculations of taxable income or losses for each reporting period. (p) Comprehensive Income (Loss) The Company’s total comprehensive income (loss) is equal to net income (loss) for the year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021. (q) Use of Estimates The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period, including the fair value of the commodity contract derivative. Actual results may differ from those estimates. (r) Reclassifications Certain prior year amounts have been reclassified for comparative purposes. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 20

(3) Acquisition On December 17, 2021, the Company acquired the Class B membership interests in Mesquite Sky Holding from Clearway Renew. The Company’s members each contributed their portion of the purchase price, for their respective interest in Mesquite Sky Holding. Clearway Energy Operating LLC paid cash consideration of $61.1 million and HASI paid cash consideration of $108.7 million, $107.1 million of which was paid on December 17, 2021 and an additional $1.6 million paid into an escrow account for the turbine not yet placed in service. The Class A membership interests in Mesquite Sky Holding were acquired by Apex Clean Energy Holdings, LLC in 2020 and subsequently acquired by the Company on March 18, 2022, as described in note 1, Nature of Business. Mesquite Sky Holding, through its wholly- owned subsidiary, Mesquite Sky Class B, is the primary beneficiary and consolidates its interests in the tax equity fund, Mesquite Sky TE Holdco, that holds the Mesquite Sky Project. The acquisition was determined to be an asset acquisition and the Company consolidates Mesquite Sky Holding on a prospective basis in its financial statements. The assets and liabilities transferred to the Company relate to interests under common control by Clearway Energy Group and were recorded at historical cost in accordance with ASC 805-50, Business Combinations - Related Issues. The difference between the cash paid and the historical cost of the Company’s net liabilities assumed of $8.3 million was recorded as an adjustment to contributed capital on the Company’s consolidated statements of equity. In addition, the Company reflected additional contributions paid by Clearway Renew and the portion of the Company’s purchase price utilized to repay long-term debt, totaling $52.3 million, as cash contributions in the consolidated statements of equity, and as an impact of the acquisition of Mesquite Sky in members’ equity. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 21

The following is a summary of assets and liabilities transferred in connection with the acquisition as of December 17, 2021 (in thousands): 2021 Assets: Current assets (a) $ 45,739 Property, plant, and equipment, net 376,864 Right-of-use assets 45,351 Other non-current assets 7,093 Total assets acquired 475,047 Liabilities: Long-term debt (b) 355,150 Long-term lease liabilities 44,967 Derivative liabilities 43,431 Other current and non-current liabilities 39,796 Total liabilities assumed (c) 483,344 Noncontrolling interests 620 Net liabilities assumed less noncontrolling interests $ (8,917) (a) Includes $43.9 million reserved for project completion costs included in restricted cash on the Company’s consolidated balance sheet at acquisition date, which is included within the $52.3 million described above. (b) Repaid at acquisition date utilizing $240.5 million contributed by BHE B Tax Equity Holdings, recorded as contributions in noncontrolling interest, $107.1 million contributed by HASI, reflected in contributed capital, as well as the Company’s $61.1 million acquisition price. Of the $408.7 million contributed, $355.1 million was utilized to pay down the acquired debt and $0.9 million was utilized to pay associated fees. In addition, $53.1 million was distributed to Clearway Renew. The net of the Company’s $61.1 million acquisition price and the distribution to Clearway Renew of $53.1 million are included within the $52.3 million contributed by Clearway Renew described above. (c) Total liabilities assumed excludes amounts due to Clearway Renew as of December 31, 2021 of $6.1 million, of which $5.2 million was received from BHE B Tax Equity Holdings and HASI and was held in escrow accounts as of December 31, 2021. (4) Accounting for Derivative Instruments and Hedging Activities (a) Commodity Contract Effective November 27, 2019, BMP Wind executed a 12-year agreement to sell power to a counterparty at a fixed price, that started on October 1, 2021. The commodity contract is intended to economically hedge the Company’s forecasted output through September 30, 2033. The total notional amount of the commodity contract was 4,325,903 MWh as of December 31, 2022 and 4,765,814 MWh as of December 31, 2021. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 22

(b) Fair Value of Derivative Transactions The following table summarizes the Company’s derivative liabilities on the consolidated balance sheets as of December 31, 2022 and 2021 (in thousands): 2022 2021 Derivatives not designated as cash flow hedges: Commodity contracts current $ 9,236 $ 7,692 Commodity contracts long-term 67,421 34,540 Total derivative liabilities $ 76,657 $ 42,232 (c) Derivative Fair Value Measurements The following table reconciles the beginning and ending balance of the commodity contract that is recognized at fair value on the Company’s consolidated balance sheets using significant unobservable inputs (Level 3) for the year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021 (in thousands): 2022 2021 Beginning balance $ (42,232) $ (43,431) Settlements 17,004 — Total (losses) gains for the period included in earnings (51,429) 1,199 Ending balance $ (76,657) $ (42,232) Change in unrealized losses included in operating revenues for derivatives held as of December 31, $ (51,429) $ 1,199 The following tables quantify the significant unobservable inputs used in developing the fair value of the Company’s Level 3 commodity contract as of December 31, 2022 and 2021: December 31, 2022 Fair Value Input/Range Assets (in thousands) Liabilities (in thousands) Valuation technique Significant unobservable input Low High Weighted average $ — $ (76,657) Discounted cash flow Forward market price (per MWh) $ 21.25 $ 68.66 $ 35.63 December 31, 2021 Fair Value Input/Range Assets (in thousands) Liabilities (in thousands) Valuation technique Significant unobservable input Low High Weighted average $ — $ (42,232) Discounted cash flow Forward market price (per MWh) $ 13.93 $ 52.17 $ 21.68 LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 23

LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(5) Property, Plant, and Equipment

The Company's major classes of property, plant, and equipment as of December 31, 2022 and 2021 were as follows (in thousands):

		2022		2021	Depreciable lives
Plant equipment	$	358,378	$	357,863	10 - 35 years
Buildings		2,941		2,941	30 years
Land improvements		16,189		16,189	20 - 25 years
Total property, plant, and equipment		377,508		376,993	
Less accumulated depreciation		(19,449)		(7)	
Net property, plant, and equipment	$	358,059	$	376,986	

(6) Asset Retirement Obligations

The Company's AROs are primarily related to future costs associated with site reclamation, facilities dismantlement, and removal of environmental hazards. The following table represents the balance of the AROs, along with the related activity for the year ended December 31, 2022 (in thousands):

Balance as of December 31, 2021	$	942
Accretion expense		80
Balance as of December 31, 2022	$	1,022

(7) Variable Interest Entities, or VIEs

The Company has a controlling financial interest in Mesquite Sky TE Holdco, a tax equity arrangement entered into with a third party, which has been identified as a VIE under ASC 810, *Consolidations.* This arrangement is related to a tax equity arrangement with a third party in order to monetize certain tax credits associated with the wind facility and is further described below.

The Company, through its ownership of Mesquite Sky Class B Holdco, consolidates Mesquite Sky TE Holdco, as it is the primary beneficiary through its role as the managing member of the tax equity arrangement, and has the ability to direct the activities that most significantly impact the economics of the business. Mesquite Sky Class B Holdco also has an obligation to absorb losses as well as the right to receive residual returns, through its ownership interests. The membership interests owned by the tax equity investor, BHE B Tax Equity Holdings, are included in noncontrolling interests on the Company's consolidated balance sheets and the HLBV method is utilized to allocate income or losses of Mesquite Sky TE Holdco.

24

LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

Summarized financial information for Mesquite Sky TE Holdco as of December 31, 2022 and 2021 consisted of the following (in thousands):

		2022		2021
Other current and non-current assets	$	49,569	$	93,589
Property, plant, and equipment, net		358,059		376,986
Total assets		407,628		470,575
Current liabilities		19,162		46,993
Non-current liabilities		115,494		81,633
Total liabilities		134,656		128,626
Net assets	$	272,972	$	341,949

Mesquite Sky TE Holdco is governed by an Amended and Restated Operating Agreement, or LLCA, executed on December 17, 2021, between Mesquite Sky Class B and BHE B Tax Equity Holdings. The LLCA provides the terms of each member's income or loss allocations, cash contributions and distributions, and other rights. Capital accounts are maintained on a basis consistent with Treasury Regulations Sections 1.704-1(b)(2)(iv).

In the event that additional working capital is required by BMP Wind to cause the assets to be properly operated and maintained and pay for the costs, expenses, obligations and liabilities of the project, and such amounts are not available from its reserves, then Mesquite Sky Class B Holdco has the right (but not the obligation) to provide all or part of funds needed in the form of an additional capital contribution and/or a permitted working capital loan. If Mesquite Sky Class B Holdco elects to not provide the additional working capital needed, BHE B Tax Equity Holdings has the right, but not the obligation, to advance funds in the form of a member loan. All working capital loans are unsecured and subject to a limit of $5.0 million outstanding at any time. As of December 31, 2022 and 2021, no loans have been issued.

Deferred contributions are required by the BHE B Tax Equity Holdings on the last day of March following each calendar year for a maximum of ten years, at specified levels of production according to terms in the LLCA, not to exceed an aggregate amount of $69.3 million. No deferred contributions have been made for the year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021.

Clearway Energy Operating LLC has provided a guaranty of both payment and performance obligations of Mesquite Sky Class B Holdco under the LLCA and ECCA. This guaranty is capped at $335.7 million and shall not exceed BHE B Tax Equity Holdings' capital contributions plus a target IRR, reduced by cash distributions made and certain tax benefits allocated to BHE B Tax Equity Holdings, as defined in the guaranty agreement.

Mesquite Sky Class B Holdco shall have an exclusive option to purchase all, but not less than all, of the Class A units owned by BHE B Tax Equity Holdings no sooner than December 17, 2026, subject to the terms and conditions set forth in the LLCA.

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(8) Related Party Transactions The Company has the following related party transactions and relationships. Amounts due to Clearway Energy Group subsidiaries are recorded as accounts payable – affiliate and amounts due to the Company from Clearway Energy Group subsidiaries are recorded as accounts receivable – affiliate on the Company’s consolidated balance sheets. These account balances are netted by affiliate party. Management Services Agreement Lighthouse 2 entered into a Management Services Agreement for asset management and administration services with Clearway Asset Services LLC, a subsidiary of Clearway Energy Group. The agreement has an initial term of ten years commencing on December 17, 2021 with provisions for extension until terminated. The agreement provides for the payment of fixed fees that escalate annually, as defined in the agreement, and for the reimbursement of reasonable expenses incurred in connection with its services. For the year ended December 31, 2022, BMP Wind incurred costs of approximately $114 thousand under this agreement. These costs are included in cost of operations in the consolidated statements of operations. No costs were incurred under this agreement for the period from December 17, 2021 through December 31, 2021. Construction Management Agreement BMP Wind entered into a Construction Management Agreement with Renewables Construction LLC, or Renewables Construction, a subsidiary of Clearway Renew. Under the terms of the contract, Renewables Construction provided certain construction management and administrative services for the Facility. As full compensation for the services provided, Renewables Construction was entitled to payment of a service fee totaling $3.0 million. The service fee was payable in monthly installments commencing December 31, 2020 and ending on January 31, 2022. Total fees incurred under this agreement for the year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021 were $241 thousand and $93 thousand, respectively, all of which were capitalized and reflected in property, plant, and equipment, net on the Company’s consolidated balance sheets. BMP Wind’s obligations have been fulfilled under this agreement. Operation & Maintenance Agreement BMP Wind has an Operation and Maintenance Agreement, or O&M Agreement, with Clearway Renewable Operation & Maintenance LLC, or RENOM, a subsidiary of Clearway Energy Group, which provides operation and maintenance services for the balance of plant not covered by the maintenance and service agreement with Siemens. The agreement has an initial term commencing on December 30, 2020 through the tenth anniversary of December 17, 2021 with provisions for extension until terminated. The contract allows for reimbursement of mobilization expenses, commissioning and start-up expenses, and direct operating and capital improvement expenses, including a five percent markup, on a monthly basis. Additionally, there is an annual profit fee of $5 thousand per turbine, subject to performance factors and annual escalation. For the year ended December 31, 2022, BMP Wind incurred costs of approximately $1.6 million under this agreement. These costs are included in cost of operations in the consolidated statements of operations. No costs were incurred under this agreement for the period from December 17, 2021 through December 31, 2021. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 26

Project Administrative Agreement Mesquite Sky TE Holdco and BMP Wind jointly entered into a Project Administration Agreement for asset management and administration services with Clearway Asset Services LLC, a subsidiary of Clearway Energy Group. The agreement has an initial term of ten years commencing on December 30, 2020 with provisions for extension until terminated. The agreement provides for the payment of fixed fees that escalate annually, as defined in the agreement, and for the reimbursement of reasonable expenses incurred in connection with its services. For the year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021, BMP Wind incurred costs of approximately $324 thousand and $12 thousand, respectively, under this agreement. These costs are included in cost of operations in the consolidated statements of operations. (9) Leases BMP Wind has entered into various lease and easement agreements which grant BMP Wind nonexclusive rights to use the land on which the 68 turbines, substation, operations building, access roads, and other related equipment are located. The Company is obligated to pay royalty payments based on a percentage of gross operating revenues ranging from 4.0% to 7.0% over the term of the agreements, which commenced upon COD of the Facility. Lease costs are included in cost of operations in the consolidated statements of operations. During 2022, BMP Wind changed the incremental borrowing rate and remeasured its operating lease liabilities and right-of-use assets, which resulted in a decrease to each balance of $11.2 million. Lease expense for the year ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021 was comprised of the following (in thousands): 2022 2021 Operating lease cost - Fixed $ 1,797 $ 69 Operating lease cost - Variable 343 — Total lease cost $ 2,140 $ 69 LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 27

Operating lease information as of December 31, 2022 and 2021 was as follows (in thousands, except term and rate): 2022 2021 Right-of-use assets - operating leases, net $ 33,597 $ 45,351 Short-term lease liability - operating leases $ 168 $ 536 Long-term lease liability - operating leases 34,016 44,967 Total lease liabilities $ 34,184 $ 45,503 Weighted average remaining lease term 34 years 35 years Weighted average discount rate 3.50% 1.86 % Year ended December 31, December 17 through December 31, 2022 2021 Cash paid for operating leases $ 1,360 $ — Minimum future rental payments of operating lease liabilities as of December 31, 2022 are as follows (in thousands): 2023 $ 1,360 2024 1,360 2025 1,360 2026 1,360 2027 1,530 Thereafter 54,570 Total lease payments 61,540 Less imputed interest (27,356) Total lease liability - operating leases $ 34,184 (10) Subsequent Events The Company has evaluated subsequent events from the balance sheet date through March 24, 2023, the date at which the consolidated financial statements were available to be issued, and determined that there are no other items to disclose. LIGHTHOUSE RENEWABLE HOLDCO 2 LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2022 and 2021 28